Exhibit 99.1

Old Line Bancshares Completes Acquisition of WSB Holdings, Inc.; Combined Total Assets to Exceed $1.1 Billion with 23 Branch Network

BOWIE, Md., May 10, 2013 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, today announced the completion of its acquisition of WSB Holdings, Inc., the parent company of The Washington Savings Bank, F.S.B. (TWSB).

The combination of Old Line Bank and The Washington Savings Bank creates the fifth-largest independent commercial bank based in Maryland, with assets of more than $1.1 billion and, with 23 full service branches serving five counties, the combined bank will have the third-most banking locations of all independent Maryland-based commercial banks. The combination features local management, excellent coverage, and a promising growth opportunity as a result of the above average demographics throughout the five counties in which we operate. We should be well positioned to expand beyond our presence as the premiere community banking organization along the Eastern side of the corridor between Baltimore and Washington, and through the rapidly expanding communities and business zones in Southern Maryland.

"We have now tripled our size, since the beginning of 2011, in terms of total assets, increased our branch network to 23 facilities and added a significant new source of non-interest income in the form of TWSB’s mortgage operations" said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc.

The aggregate merger consideration was approximately $54.7 million and was funded through a combination of cash and issuance of 2,909,563 shares of Old Line Bancshares, Inc. common stock. Pursuant to the Merger Agreement, Old Line Bancshares, Inc. has added William J. Harnett, former Chairman of both The Washington Savings Bank, F.S.B.  and  WSB Holdings, Inc., and Michael J. Sullivan, former director of both The Washington Savings Bank, F.S.B. and WSB Holdings, Inc., to its board of directors and to the board of directors of Old Line Bank.

Old Line Bancshares, Inc. is the surviving parent entity, and The Washington Savings Bank, F.S.B.  has merged with and into Old Line Bank, with Old Line Bank being the surviving bank.

Danielson Associates, LLC acted as financial adviser to Old Line Bancshares, Inc., and Ober, Kaler, Grimes & Shriver, P.C. acted as its legal counsel. RP Financial, LC acted as financial adviser to WSB Holdings, Inc. and Gordon Feinblatt LLC acted as its legal counsel.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area. Old Line Bank has had 55 consecutive quarters of profitability.

Caution Regarding Forward-Looking Statements

The statements in this press release that are not historical facts, in particular the statement regarding being well positioned to expand beyond our current presence constitutes a "forward-looking statement" as defined by Federal securities laws. Such statement is subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, that integrating WSB's business into our own could take longer or be more difficult than anticipated, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.

For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

CONTACT: JAMES W. CORNELSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
(301) 430-2530